EXHIBIT 99.1

Freedom Holdings Closes

with MEDcann Industries, Inc.

Ossian, Indiana – February 7, 2023 – Freedom Holdings, Inc. aka Freedom Acquisition Corp ("FHLD" the "Company," OTC: FHLD) Freedom Holdings is pleased to announce that it has closed on the Definitive Agreement with MEDcann Industries as announced.

The Closing took place on February 3, 2023 and the terms of the agreement have been consummated as follows:

a.	MedCann has purchased 40,000,000 Freedom restricted common shares for $50,000.00 and

b.	Brian Kistler has resigned all Officer/Director positions only to serve as an advisor for a period of 2 years to insure a smooth transition and

c.	John Vivian, CEO of MedCann has been appointed as the Chairman and CEO of Freedom, Robin Wright as C.F.O. and

d.	MEDcann (as the parent company) has assumed the debt and ongoing operational costs of Freedom

e.	All financial disclosures are to be brought current

Brian Kistler, outgoing CEO and Director stated “this opportunity for the Company to take on the operations of MedCann Industries as a majority owned subsidiary will launch Freedom into the lucrative Cannabis industry for future development. I am pleased for the control of the Company to be taken over by the new management for a breath of new life for all of the shareholders.”

John Vivian, incoming CEO and Chairman of the Board commented “I want to thank Brian for his confidence in our ability to take Freedom to new levels of shareholder value as we execute our plan of moving all operations into Freedom just as soon it is possible.  We will update our shareholders as the plan unfolds.”

“I am also pleased to have Ms. Wright join me on the Board of Directors and believe that our future is bright with their influence and expertise” concluded Vivian.

BUSINESS DESCRIPTION: MEDcann Industries, Inc.  / Medical Cannabis, Inc. is a developer and provider of next generation Cannabis driven products such as CBD & THC, cannabis 420 beverages and Medical treatment solutions with Cultivation to help customers and patients increase their medical health and treatments to improve their illnesses and Cancers.

Press Release Contact:

John Vivian

CEO

MEDcann Industries, Inc

813-699-4098

Safe Harbor Statement

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management, and assumptions on which such statements are based. We caution prospective investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.